Exhibit 3.1

ARTICLES OF AMENDMENT

TO THE

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

WATSCO, INC.

Watsco, Inc., a Florida corporation (the “Corporation”), hereby certifies, pursuant to and in accordance with Section 607.1006 of the Florida Business Corporation Act (the “FBCA”), for the purpose of filing these Articles of Amendment to the Amended and Restated Articles of Incorporation of Watsco, Inc. (these “Amended Articles”) with the Department of State of the State of Florida, that:

1.	The name of the Corporation Watsco, Inc.

2.	Article V of the Amended and Restated Articles of Incorporation of the Corporation is hereby deleted in its entirety and replaced with the following:

“Article V

The Corporation shall have not less than three directors and not more than nine directors, who shall be divided, as nearly as possible, into three equal classes, designated “Class I”, “Class II” and “Class III”, which classes shall serve in staggered terms of office of three years apiece.

Therefore, approximately one-third of the members of the Board of Directors shall be elected every three years to serve for terms of three years until their respective successors are duly elected and qualified. Vacancies in the Board of Directors shall be filled by the majority of the directors remaining in office until the next annual meeting of shareholders; and vacancies created by an increase in the number of directors by the Board of Directors between annual shareholder meetings shall be filled by a majority of the directors remaining in office until the next annual meeting of shareholders.”

3.	These Amended Articles were adopted and approved (i) on March 5, 2012 by the Corporation’s Board of Directors and (ii) on May 25, 2012 at the Corporation’s 2012 Annual Meeting of Shareholders by the affirmative vote of a majority of the outstanding shares of Common stock and Class B common stock of the Corporation, voting together as a single class (the number of votes cast in favor of these Amended Articles was sufficient for approval thereof). These Amended Articles shall be effective upon filing with the Department of State of the State of Florida.

IN WITNESS WHEREOF, the Corporation has caused these Amended Articles to be executed by a duly authorized officer of the Corporation as of this 25th day of May, 2012.

WATSCO, INC.

By:	/s/ Barry S. Logan
Barry S. Logan, Senior Vice President